EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:
John Kelly, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3305
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(480) 949-9700 x. 115
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation Reports
First Quarter Fiscal 2006 Financial Results
Company Posts Year-Over-Year Sales Growth of 14.7%
Increases Fiscal 2006 Net Income Estimate
SPRINGFIELD, Mass., September 14, 2005 — Smith & Wesson Holding Corporation (AMEX: SWB), parent company of Smith & Wesson Corp., the legendary 153-year old company in the global business of safety, security, protection and sport, today announced financial results for its first quarter ended July 31, 2005.
First Quarter Financial Results (in millions, except EPS):

	QUARTER ENDED
	July 31,2005	July 31, 2004
Net Product Sales and Services	$31.8	$27.8
Gross Profit	$9.6	$9.4
Operating Expenses	$4.8	$6.6
Net Income	$2.7	$1.5
Net Income Per Diluted Share	$0.07	$0.04
John Kelly, Chief Financial Officer, said, “Net product sales and services for the quarter ended July 31, 2005 increased by 14.7% over the comparable quarter in fiscal 2005. Firearms sales for the first quarter of fiscal 2006 increased by 15.9% over the comparable quarter of fiscal 2005. Net income for the first quarter of fiscal 2006 of $2.7 million, or $.07 per diluted share, was $1.2 million, or $.03 per diluted share, higher than for the comparable quarter of fiscal 2005.
“The $2.7 million in net income for the quarter ended July 31, 2005 includes a $1.9 million after-tax benefit from the reduction in our environmental reserves relating to property sold by the Company in 2003. The first quarter of fiscal 2006 also includes a $250,000 one-time charge for audit fees relative to the adoption of FAS 123(R) and stock option expense of $275,500. The $1.5 million net income for the quarter ended July 31, 2004 included a $506,000 reduction in product and municipal liability reserves as well as a $450,000 gain from the sale of the Identi-Kit business.

“Gross profit for the quarter ended July 31, 2005 was 29.4%. This was 3.8 percentage points lower than gross profit of 33.2% for the comparable quarter of fiscal 2005, which contained a favorable product liability adjustment. Without the adjustment for product liability, gross margin for the first quarter of fiscal 2005 would have been 31.5%. The reduction in year-over-year gross margin for fiscal 2006 resulted from a combination of increased depreciation expense and start-up production costs related to the launch of new products. Excluding start-up costs associated with initial shipments of our award-winning Model 460XVR revolver, production efficiencies overall continued to make steady progress. Labor efficiencies for the first quarter of fiscal 2006 improved sequentially by 2.3%. Based upon this and other productivity improvements, we plan to return from our current seven-day workweek to a five-day workweek during the third quarter of this fiscal year while increasing production output. We believe this change will continue to drive positive results, reflected in sequential improvement in gross profit for the third and fourth quarters of fiscal 2006.
“Exclusive of the reduction in our environmental reserve, operating expenses for the first quarter of fiscal 2006 increased by $1.3 million over the comparable quarter in fiscal 2005. This increase related primarily to the staffing of several key executive and sales management positions, as well as an increase in marketing expenses, including our NASCAR sponsorship, which began in the fourth quarter of fiscal 2005.”
In June 2005, the Company announced the early adoption of Statement of Financial Accounting Standards No. 123(R), “Share-based Payment (Revised 2004)” (SFAS 123(R)) using the modified retrospective application method. Consequently, the Company has restated prior periods to reflect the impact of SFAS 123(R). The adoption of SFAS 123(R) resulted in additional stock compensation expense of $275,500 for the quarter ended July 31, 2005 compared with $90,721 for the quarter ended July 31, 2004. The Company also incurred $250,000 in additional one-time audit fees for the quarter ended July 31, 2005 related to the adoption of SFAS 123(R).
Net cash outflow for the quarter ended July 31, 2005 was $2.8 million compared with $2.0 million for the quarter ended July 31, 2004. As expected, capital expenditures for the first quarter of fiscal 2006 increased by $1.6 million to $2.3 million from $692,000 for first quarter of fiscal 2005. The increase in capital expenditures related primarily to planned equipment upgrades in both the pistol and revolver production areas, including preparations for the upcoming ramp of the new Military & Police pistol series in November. The Company maintains a $17.0 million line of credit in order to fund its working capital needs. The Company had incurred short-term borrowing on that line of $2.5 million at July 31, 2005.
Michael Golden, President and CEO, said, “Our results this quarter reflect that we are solidly on track with our strategic plan. We have driven growth across all channels in our key handgun business with the staffing of several key sales positions. Sales in the sporting goods channel increased 7.5% year-over-year, due partially to initial shipments of our 460XVR. In the domestic law enforcement arena, sales for the first quarter of fiscal 2006 increased by 35.5% over the comparable quarter in fiscal 2005, while our international sales revenue, which is also dominated by law enforcement, increased by 25.5% for the same quarter. We continue to locate opportunities in the federal government and military arenas. For instance, we have been notified that our products have been included in the new POW (Personally Owned Weapons) program, a new government program that will allow Department of Homeland Security agents to buy and carry personally owned firearms for duty and off-duty use. Currently 10 of our revolver models are included on the list from which approximately 10,000 agents will be authorized to purchase and carry.
“In addition, we completed shipment during the first quarter of fiscal 2006 on our first government contract win in over 15 years. We expect to see more orders like this in the near future. That contract, along with the continued general success of our Sigma pistol line, contributed to substantial year-over-year pistol growth of nearly 69%. We will continue to drive strong growth in pistols by preparing for the launch this Fall of our new Military & Police series, a critical component in our ongoing growth strategy to increase pistol sales to the global law enforcement community. The launch will be supported by our newly hired, very experienced, law-enforcement sales management team, which has already begun to impact our performance in that market.
“We continue to experience substantial operating improvements in our Springfield factory in the areas of manufacturing processes, supply chain management, and lean manufacturing practices. Overall, our progress is right on track with the objectives we set for fiscal 2006, and we expect our results to become more visible in the second half of the year.”
Accounting Matters
Results for the quarter ended July 31, 2004 have been restated to correct the accounting for certain stock awards under APB 25 and the adoption of SFAS 123(R).
Updated Outlook for Fiscal 2006
The Company continues to expect net product sales for fiscal 2006 to grow by 10 percent to 12 percent over fiscal 2005, excluding potential additional revenue from any new business ventures. This increase is expected to come from ongoing sales penetration of the existing sporting goods channel; new sales to domestic law enforcement agencies, the federal government and international trade channels; new product introductions, including the Military & Police pistol series; and ramping shipments of the Model 460 XVR revolver.
Gross profit as a percentage of product sales and licensing revenue is still expected to increase from 29.1% in fiscal 2005, prior to the impact of the insurance recovery, to approximately 32% in fiscal 2006. Gross margin improvement is expected to occur over the course of the year, with the bulk occurring in the second half.
As a percentage of sales and licensing, operating expenses in fiscal 2006, excluding the environmental adjustment incurred during the first quarter, are expected to increase slightly compared with fiscal 2005 levels, as sales and marketing resources and activities increase to support our growth. Interest expense in fiscal 2006 is expected to be approximately $1.5 million, substantially lower than fiscal 2005 interest expense of $2.7 million, reflecting the benefit of debt refinancing activities in January 2005.

The Company is increasing its expectations for net income for the fiscal year 2006. Net income for fiscal 2006 is now expected to increase to between $6.9 million and $7.5 million, or between $.19 and $.20 per diluted share. This increase reflects additional benefit experienced during the first quarter of fiscal 2006 from the reduction in environmental reserves maintained by the Company. The $1.9 million after-tax adjustment was made because remediation was completed on a parcel of previously owned land, relieving the Company of any environmental liability. Previous estimates had anticipated only a partial reduction of approximately $1.5 million. Net income expectations include anticipated compensation expense relative to SFAS 123(R) of $1.7 million.
Golden continued, “We recently completed a $26.16 million private placement to institutional investors structured to alleviate a substantial overhang of warrants, which we believe, if left unaddressed, would have been dilutive to our stockholders in the future. The transaction involved the sale of 6,000,000 shares of common stock to institutional investors, along with warrants to purchase an additional 1,200,000 shares at a price of $5.33 per share during certain periods until mid-April 2006. The proceeds from the common stock sale will be used primarily to purchase, at a significant discount, 9,000,000 warrants from our initial investors. In order to remove the potential dilutive effects of the warrants issued to the new institutional investors, we simultaneously secured an agreement with several of our original investors, including the original warrant holders, to purchase from them an equivalent number of shares, at the same price, in the event the new investor warrants are exercised. This entire private placement transaction will be accretive to our earnings per share in the future, and is clearly in the best long-term interest of our stockholders.”
Golden concluded, “We are pleased with our progress in growing revenue, gaining deeper market penetration in several key areas, achieving improved operational efficiencies and getting our full management team in place. In the near future, we expect to see continuing improvements in all of these areas, bolstered by increasing production volumes of our new 460XVR revolver and the launch of the M&P pistol series during the third quarter of this fiscal year. Based upon our performance in the first quarter and the feedback we are receiving about our new products, we are confident in our double-digit revenue growth and our increased net income guidance for the 2006 fiscal year.”
Conference Call
The Company will host a conference call today, September 14, 2005, to discuss its first quarter results and its outlook for the remainder of fiscal 2006. The conference call may include forward-looking statements. The conference call will be Web cast and is scheduled to begin at 5:00pm Eastern Time (2:00pm Pacific). The live audio broadcast and replay of the conference call can be accessed on the Company’s Web site at www.smithandwesson.com, under the Investor Relations section. The Company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.

About Smith & Wesson
Smith & Wesson Holding Corporation, through its subsidiary Smith & Wesson Corp., is one of the world’s largest manufacturers of quality handguns, law enforcement products and firearm safety/security products. The Company also licenses shooter protection, knives, apparel, footwear and other accessory lines. The Company is based in Springfield, Mass., with manufacturing facilities in Springfield and Houlton, Maine. The Smith & Wesson Academy is America’s longest-running firearms training facility for America’s public servants. For more information, call (800) 331-0852 or log on to www.smith-wesson.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the Company’s anticipated sales, sales margins, gross margins, expenses, earnings, earnings per share, capital expenditures, penetration rates for new and existing markets and new product shipments, for the fiscal year ending April 30, 2006; the Company’s strategies; the demand for the Company’s products; the success of the Company’s efforts to achieve improvements in manufacturing processes; the ability of the Company to introduce any new products and the success of any new products, including the Model 460XVR revolver and the Military and Police pistol series; and the strength of our management team. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, the ability of the Company to obtain operational enhancements, the ability of the Company to increase its production capacity, the ability of the Company to engage additional key employees, and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2005.

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)
For the Quarters Ended:

		Restated
		(Note 12)
	July 31, 2005	July 31, 2004
Net product and services sales	$31,849,723	$27,768,875
License revenue	799,977	396,750
Cost of products and services sold	22,974,916	18,772,067
Cost of license revenue	75,895	29,158

Gross profit	9,598,889	9,364,400

Operating expenses:
Research and development, net	39,840	37,139
Selling and marketing	3,950,277	2,861,250
General and administrative	3,879,841	3,677,654
Environmental expense	(3,087,810)	—

Total operating expenses	4,782,148	6,576,043

Income from operations	4,816,741	2,788,357

Other income(expense):
Other income(expense)	42,891	314,993
Interest income	18,504	82,250
Interest expense	(549,337)	(835,377)

	(487,942)	(438,134)

Income before income taxes	4,328,799	2,350,223
Income tax expense	1,641,536	883,224

Net income	$2,687,263	$1,466,999
Other comprehensive income:	—	—

Comprehensive income	$2,687,263	$1,466,999

Weighted average number of common equivalent shares outstanding, basic	32,117,678	31,009,782

Net income per share, basic	$0.08	$0.05

Weighted average number of common equivalent shares outstanding, diluted	38,505,557	36,116,350

Net income per share, diluted	$0.07	$0.04

The accompanying notes are an integral part of these consolidated financial statements.

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED BALANCE SHEETS
As of:

	July 31,2005	April 30,2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,231,986	$4,081,475
Accounts receivable, net of allowance for doubtful accounts of $61,622 on July 31, 2005 and $75,000 on April 30, 2005	17,980,621	18,373,713
Inventories	22,741,948	19,892,581
Other current assets	3,302,877	2,388,286
Deferred income taxes	5,790,038	6,119,561
Income tax receivable	—	3,701

Total current assets	51,047,470	50,859,317

Property, plant and equipment, net	18,133,945	16,726,361
Intangibles, net	358,553	364,908
Notes receivable	1,018,772	1,029,812
Deferred income taxes	6,644,939	7,806,702
Other assets	4,690,297	5,205,246

	$81,893,976	$81,992,346

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,852,637	$12,034,692
Accrued other expenses	5,382,580	4,898,517
Accrued payroll	3,190,354	3,220,730
Accrued taxes other than income	544,627	589,449
Accrued profit sharing	2,770,350	2,403,019
Accrued workers compensation	573,464	536,773
Accrued product liability	2,542,846	2,524,996
Accrued income taxes	44,419	—
Deferred revenue	4,836	15,646
Current portion of notes payable	4,111,807	1,586,464

Total current liabilities	28,017,920	27,810,286

Notes payable	15,615,030	16,028,424

Other non-current liabilities	7,828,625	11,062,459

Commitments and contingencies (Note 9)
Stockholders’ equity :
Preferred stock, $.001 par value, 20,000,000 shares authorized, 0 shares on on July 31, 2005 and April 30, 2005 issued and outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 32,128,917 shares on July 31, 2005 and 31,974,017 shares on April 30, 2005 issued and outstanding	32,129	31,974
Additional paid-in capital	28,398,625	27,744,819
Retained earnings (deficit)	2,001,647	(685,616)

Total stockholders’ equity	30,432,401	27,091,177

	$81,893,976	$81,992,346

The accompanying notes are an integral part of these consolidated financial statements.

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the Quarters Ended:

		Restated
		(Note 12)
	July 31, 2005	July 31, 2004

Cash flows from operating activities
Net income	$2,687,263	$1,466,999
Adjustments to reconcile net income to cash used for operating activities:
Amortization and depreciation	1,118,657	542,588
Gain on disposal of IdentiKit		(450,515)
Gain on disposal of assets	(5,595)	(18,780)
Deferred taxes	1,491,286	775,672
Provision for losses on accounts receivable	4,900	3,300
Provision for excess and obsolete inventory	257,299	176,727
Stock option expense	275,500	90,721
Changes in operating assets and liabilities
(Increase) decrease in assets:
Accounts receivable	388,192	3,542,054
Inventories	(3,106,666)	(1,877,727)
Other current assets	(914,591)	(596,587)
Income tax receivable	3,701	89,401
Note receivable	11,040	10,399
Other assets	277,968	331,335
Increase (decrease) in liabilities:
Accounts payable	(3,182,055)	(2,233,262)
Accrued payroll	(30,376)	(1,282,072)
Accrued profit sharing	367,331	(1,605,243)
Accrued taxes other than income	(44,822)	(19,156)
Accrued other expenses	484,063	(487,499)
Accrued income taxes	44,419	—
Accrued workers compensation	36,691	50,000
Accrued product liability	17,850	(158,636)
Other non-current liabilities	(3,233,834)	(414,898)
Deferred revenue	(10,810)	(217,451)

Net cash used for operating activities	(3,062,589)	(2,282,630)

Cash flows from investing activities:
Proceeds from sale of marketable securities	—	1,537,273
Reductions in collateralized cash deposits	—	42,693
Payments to acquire patents	—	(17,306)
Proceeds from sale of IdentiKit		300,000
Proceeds from sale of property and equipment	22,310	—
Payments to acquire property and equipment	(2,299,620)	(692,372)

Net cash (used for) provided by investing activities	(2,277,310)	1,170,288

Cash flows from financing activities:
Payment on notes payable, Tomkins	—	(700,946)
Proceeds from loans and notes payable	2,500,000	—
Proceeds from exercise of options to acquire common stock	378,461	103,882
Payments on loans and notes payable, unrelated parties	(388,051)	(279,076)

Net cash provided by (used for) financing activities	2,490,410	(876,140)

Net decrease in cash and cash equivalents	(2,849,489)	(1,988,482)
Cash and cash equivalents, beginning of year	4,081,475	5,510,663

Cash and cash equivalents, end of period	$1,231,986	$3,522,181

The accompanying notes are an integral part of these consolidated financial statements.

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(UNAUDITED)
For the Quarter Ended July 31, 2005

					Additional	Retained	Total
	Preferred Stock		Common Stock		Paid-in	Earnings	Stockholders'
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Equity

Balance at April 30, 2005	—	$—	31,974,017	$31,974	$27,744,819	$(685,616)	$27,091,177

Payment for warrants exercise					178,000		178,000

Exercise of warrants			29,700	30	26,403		26,433

Exercise of employee stock options			125,200	125	173,903		174,028

Stock option expense					275,500		275,500

Net income for the three months ended July 31, 2005						2,687,263	2,687,263

Balance at July 31, 2005	—	$—	32,128,917	$32,129	$28,398,625	$2,001,647	$30,432,401

The accompanying notes are an integral part of these consolidated financial statements.